Exhibit 99.1

Press Release	For Further Information: R. Troy Dewar, CFA Vice President, Investor Relations (203) 740-5610 tdewar@photronics.com

Photronics Reports Fourth Quarter Fiscal 2019 Results

•	Fourth quarter 2019 revenue increased 13% sequentially and 8% year-over-year to $156.3 million, a record overall and for both IC and FPD photomasks

•	Effective cost control and operating leverage at the increased revenue level helped expand operating margin to 13.7%

•	Net income attributable to Photronics, Inc. shareholders was $9.7 million, or $0.15 per diluted share

•	Cash provided by operating activities was $48.3 million, resulting in a cash balance of $206.5 million

•	1.0 million shares were repurchased for $11.0 million

•	First quarter 2020 guidance: revenue between $146 and $154 million with diluted EPS between $0.13 and $0.18

BROOKFIELD, Conn. December 11, 2019 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2019 fourth quarter ended October 31, 2019.

Fourth quarter revenue was $156.3 million, 13% better than the previous quarter and 8% better than the same quarter last year. Integrated circuit (IC) revenue was a record $112.5 million, up 12% sequentially and 1% compared with the fourth quarter of last year. Flat panel display (FPD) revenue of $43.7 million was also a record, up 15% compared with last quarter and 29% compared with the same period last year.

Net income attributable to Photronics, Inc. shareholders was $9.7 million ($0.15 per diluted share), compared with $6.3 million ($0.10 per diluted share) for the third quarter of 2019 and $12.5 million ($0.18 per diluted share) for the fourth quarter of 2018.

"Fourth quarter revenue was a record for us, marking the ninth consecutive quarter of year-over-year revenue growth and propelling us to record annual revenues for the second successive year. Design activity was robust across the majority of our customer base, and we continued to ramp production at two new manufacturing facilities in China,” said Peter Kirlin, chief executive officer. “IC and FPD revenues were both a record. FPD benefited from strong mobile display markets and growing G10.5+ production, and IC saw an acceleration of design activity in China. Gross and operating margins improved sequentially due to high operating leverage and tight cost controls. During the quarter, we resumed our share repurchase activity while also growing our cash balance on strong operating cash generation. 2019 was a great year for Photronics, achieving record revenue, maintaining a strong balance sheet, demonstrating a commitment to return cash to our shareholders, and establishing a solid manufacturing presence in the rapidly growing China market. We are well positioned to build on this strength in 2020 and beyond.”

First Quarter 2020 Guidance

For the first quarter of 2020, Photronics expects revenue to be between $146 million and $154 million, and net income attributable to Photronics, Inc. shareholders to be between $0.13 and $0.18 per diluted share.

Conference Call

A conference call to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 11, 2019. The call can be accessed by logging onto Photronics' website at www.photronics.com.  The live dial-in number is (877) 377-7095 or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ website for instant replay access.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for 50 years. As of October 31, 2019, the company had 1,775 employees. The company has 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of the company and its subsidiaries. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Photronics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” “will,” “should,” “would,” “may” and “could” or similar words or expressions are generally forward-looking in nature and not historical facts. Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to the operation or effects of the Section 382 Rights Plan and to the use of NOLs to offset future taxable income, are also forward-looking statements. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are specified in Photronics’ Annual Report on Form 10-K for the year ended October 31, 2018 and its most recent Quarterly Report on Form 10-Q for the period ended July 28, 2019 under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other filings and furnishings made by Photronics with the Securities and Exchange Commission from time to time. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, political, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. Photronics undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. There is no assurance that Photronics’ expectations will be realized.